EXHIBIT 99.1

Supernus Announces Fourth Quarter

and Full Year 2013 Results

•                  Product prescriptions filled at the pharmacy level in the fourth quarter of 2013 increased by 12,527, or more than 100%, as compared to third quarter.

•                  Full year net revenue for Oxtellar XR, $11.0 million, exceeded guidance of $8.5 million.

•                  Operating loss for 2013 was approximately $61.9 million.

•                  Full year cash burn of approximately $67 million better than guidance of $70 million — $75 million.

Rockville, MD, March 12, 2014 - Supernus Pharmaceuticals, Inc. (NASDAQ: SUPN), a specialty pharmaceutical company focused on developing and commercializing products for the treatment of central nervous system diseases, today reported financial results for the fourth quarter and full year 2013 and discussed key company developments.  “We are very pleased with the continued progress of our business, as evidenced by very strong quarter to quarter prescription growth.  Prescriptions filled at the pharmacy level in the fourth quarter of 2013 increased by 12,527, or more than 100%, as compared to the third quarter,” said Jack Khattar, President and CEO of Supernus Pharmaceuticals, Inc.

Business Update

“Physicians continue to recognize the quality-of-life and compliance benefits of Oxtellar XR and Trokendi XR,” commented Mr. Khattar. “We continue to see that our products are very promotion sensitive, with increasing conversion share strongly correlated with call frequency.  As a result, we plan to expand our sales force, from 110 representatives at year-end 2013, to more than 150 representatives by mid-2014.”

Over 2,200 target physicians have prescribed Oxtellar XR since its launch in February 2013, a substantial increase over the 1,600 target physicians as of the end of the third quarter.  Over 2,200 target physicians have prescribed Trokendi XR since its launch in August 2013.

Both products have strong managed care coverage.  For Oxtellar XR, 146.5 million lives are covered (127.2 million commercial; 19.7 million Medicaid), while for Trokendi XR, 128.8 million lives are covered (113.5 million commercial; 15.3 million Medicaid).

Our sales force continues to be successful in increasing the number of calls on target physicians, delivering over 10,000 calls in January 2014, a record number for the Company.

Revenue and Gross Margin

Net product revenue for the fourth quarter and full year 2013 were $10.3 million and $11.6 million, respectively.

For the fourth quarter of 2013, Oxtellar XR revenue is reported based on contemporaneous shipments to wholesalers, rather than on a ‘quarter lag’ basis, based on prescriptions filled at the pharmacy level.  As a result, reported revenue for Oxtellar XR for the fourth quarter includes prescriptions filled at the pharmacy level during the third and fourth quarters, as well as product in the wholesaler pipeline as of December 31, 2013.

As reported by IMS-National Prescription Audit, prescriptions for Oxtellar XR during the fourth quarter of 2013 totaled 9,866, representing a 37% increase over the 7,217 total prescriptions filled during the third quarter. This growth was achieved while simultaneously launching Trokendi XR, at which time the sales force was focused primarily on Trokendi XR.

As compared to the third quarter, Trokendi XR prescriptions filled at the pharmacy level during the fourth quarter of 2013, the first full quarter of commercialization, grew by approximately 10,000 prescriptions, (to 11,244), as reported by IMS.  Revenue generated by prescriptions filled at the pharmacy level during the fourth quarter will be reported in the first quarter of 2014.

Gross margins for fourth quarter and full-year 2013 were 89.6% and 90.4%, respectively.

Operating Expenses

Selling, general and administrative expenses for the fourth quarter and full year 2013 were $15.2 million and $55.6 million, respectively, as compared to $8.7 million and $20.1 million in 2012. Year over year growth in cost is primarily attributable to launch and commercialization activities for Trokendi XR and Oxtellar XR.

Research and development expenses during the fourth quarter and full-year 2013 were $5.4 million and $17.2 million respectively, as compared to $5.2 million and $23.5 million in 2012.  The year over year decrease was due in large part to the completion of the Company’s Phase IIb study for SPN-810 in 2012.

Net Income and Earnings Per Share

The reported net loss for the fourth quarter and full year 2013 were $22.4 million and $92.3 million, respectively, as compared to $13.5 million and $46.3 million in 2012. The higher loss in 2013 reflects increased expenses associated with the launch and commercialization activities of Oxtellar XR and Trokendi XR.

The net loss for the fourth quarter and full year 2013 was $0.65 and $2.90 per share respectively, as compared to $0.51 and $2.72 per share in 2012. The weighted average common shares outstanding in the fourth quarter and year-end 2013 were approximately 34.6 million and 31.8 million respectively, as compared to 26.6 million and 17.4 million in 2012.

As of December 31, 2013, $40.5 million of the Company’s six year notes, bearing interest at 7.5% per annum, have been converted to common stock.  Excluding non-cash charges for changes in fair value of derivative liabilities ($13.4 million) and loss on extinguishment of debt consequent to conversion of the Company’s notes, ($9.6 million), non-GAAP net loss for full year 2013 was $69.4 million.

Product Candidates

Our product candidates currently in development, SPN-810 for impulsive aggression in patients with ADHD and SPN-812 for ADHD, are progressing on schedule.  SPN-810 is being developed in close cooperation with the FDA, since it would be a first-in-class product for an indication with a significant unmet clinical need.  We have initiated formulation scale-up/technology transfer to a commercial manufacturing facility.  SPN-810 is scheduled to enter Phase III development in 2014, with patient dosing starting in 2015.  SPN-812 formulation development is progressing, with an extended release formulation to be selected during 2014.

Capital Resources and Financial Guidance

As of December 31, 2013, the Company had $90.9 million in cash, cash equivalents, marketable securities, and long-term investments compared to approximately $88.5 million as of December 31, 2012.  We believe these funds are sufficient to finance the Company through the end of 2014, by which time the Company projects to be cash flow break even.  Cash burn for full year 2014 is forecast to range from $35 million to $45 million, with a year-end cash balance projected to range from $35 million to $45 million.

During 2014, we project that revenue reporting for Trokendi XR will transition from prescriptions filled at the pharmacy level on a ‘quarter lag’ basis to contemporaneous revenue recognition based on shipments to wholesalers.  Assuming this occurs, our reported total revenue for calendar year 2014 is expected to range from $75 million to $85 million.

Conference Call Details

The company will hold a conference call hosted by Jack Khattar, President and Chief Executive Officer, and Greg Patrick, Vice President and Chief Financial Officer, to discuss these results at 9:00am EDT, on Thursday, March 13, 2014. An accompanying webcast will also be provided. Please refer to the information below for conference call dial-in information and webcast registration. Callers should dial in approximately 10 minutes prior to the start of the call.

Conference dial-in:	877-288-1043
International dial-in:	970-315-0267
Conference ID:	54977145
Conference Call Name:	Supernus Pharmaceuticals 4Q 2013 Earnings Conference Call

Following the live call, a replay will be available on the Company’s website, www.supernus.com, under “Investor Info”.

About Supernus Pharmaceuticals, Inc.

Supernus Pharmaceuticals, Inc. is a specialty pharmaceutical company focused on developing and commercializing products for the treatment of central nervous system, or CNS, diseases. The Company has two marketed products for epilepsy, Oxtellar XR® (extended-release oxcarbazepine) and Trokendi XR™ (extended-release topiramate). The Company is also developing several product candidates in psychiatry to address large market opportunities in ADHD, including ADHD patients with impulsive aggression. These product candidates include SPN-810 for impulsive aggression in ADHD and SPN-812 for ADHD.

Forward-Looking Statements:

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements do not convey historical information, but relate to predicted or potential future events that are based upon management’s current expectations. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. In addition to the factors mentioned in this press release, such risks and uncertainties include, but are not limited to, the Company’s ability to achieve profitability; the Company’s ability to raise sufficient capital to fully implement its corporate strategy; the implementation of the Company’s corporate strategy; the Company’s future financial performance and projected expenditures; the Company’s ability to increase the number of prescriptions written for each of its products; the Company’s ability to increase its net revenues; the Company’s ability to enter into future collaborations with pharmaceutical companies and academic institutions or to obtain funding from government agencies; the Company’s product research and development activities, including the timing and progress of the Company’s clinical trials, and projected expenditures; the Company’s ability to receive, and the timing of any receipt of, regulatory approvals to develop and commercialize the Company’s product candidates; the Company’s ability to protect its intellectual property and operate its business without infringing upon the intellectual property rights of others; the Company’s expectations regarding federal, state and foreign regulatory requirements; the therapeutic benefits, effectiveness and safety of the Company’s product candidates; the accuracy of the Company’s estimates of the size and characteristics of the markets that may be addressed by its product candidates; the Company’s ability to increase its manufacturing capabilities for its products and product candidates; the Company’s projected markets and growth in markets; the Company’s product formulations and patient needs and potential funding sources; the Company’s staffing needs; and other risk factors set forth from time to time in the Company’s SEC filings made pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended. The Company undertakes no obligation to update the information in this press release to reflect events or circumstances after the date hereof or to reflect the occurrence of anticipated or unanticipated events.

CONTACTS:

Jack A. Khattar, President and CEO

Gregory S. Patrick, Vice President and CFO

Supernus Pharmaceuticals, Inc.

301-838-2591

or

INVESTOR CONTACT:

COCKRELL GROUP

877-889-1972

investorrelations@thecockrellgroup.com

cockrellgroup.com

SUPERNUS PHARMACEUTICALS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	December 31, 2013	December 31, 2012
	(unaudited)

Cash, cash equivalents and marketable securities	$82,191	$88,508
Accounts receivable, net	5,054	11
Inventories	7,152	1,152
Other current assets	2,764	1,791
Total Current Assets	97,161	91,462

Property and equipment, net	2,554	1,421
Long term investments	8,756	—
Deferred financing costs	1,005	89
Other long-term assets	1,519	1,017
Total Assets	$110,995	$93,989

Accounts payable and accrued expenses	$18,314	$10,666
Deferred product revenue	7,882	—
Deferred licensing revenue	204	508
Secured notes payable, current	—	11,809
Total Current Liabilities	26,400	22,983

Deferred licensing revenue, net of current portion	1,417	309
Convertible notes, net of discount	34,393	—
Secured notes payable, long-term	—	11,088
Other non-current liabilities	2,677	1,788
Derivative liabilities	12,644	251
Total Liabilities	77,531	36,419

Total Stockholders’ Equity	33,464	57,570
Total Liabilities & Stockholders Equity	$110,995	$93,989

Supernus Pharmaceuticals, Inc.

Consolidated Statements of Operations

(in thousands, except share and per share data)

	Three Months ended December 31,		Year ended December 31,
	2013	2012	2013	2012
	(unaudited)		(unaudited)

Revenue
Net product sales	$10,268	$—	$11,552	$—
Licensing revenue	66	1,089	467	1,480

Total revenue	10,334	1,089	12,019	1,480

Costs and expenses
Cost of product sales	1,066	—	1,104	—
Research and development	5,402	5,150	17,245	23,517
Selling, general and administrative	15,223	8,682	55,590	20,132

Total costs and expenses	21,691	13,832	73,939	43,649

Operating loss	(11,357)	(12,743)	(61,920)	(42,169)

Other income (expense)
Interest income and other income (expense), net	108	(19)	400	170
Interest expense	(2,107)	(805)	(7,849)	(3,575)
Changes in fair value of derivative liabilities	(662)	55	(13,354)	(710)
Loss on extinguishment of debt	(8,388)	—	(9,550)	—

Total other (expense) income	(11,049)	(769)	(30,353)	(4,115)

Net loss	(22,406)	(13,512)	(92,273)	(46,284)

Cumulative dividends on Series A convertible preferred stock	—	—	—	(1,143)

Net loss attributable to common stockholders	$(22,406)	$(13,512)	$(92,273)	$(47,427)

Loss per common share:
Basic and diluted	$(0.65)	$(0.51)	$(2.90)	$(2.72)

Weighted-average number of common shares:
Basic and diluted	34,647,803	26,626,949	31,848,299	17,440,910

Supernus Pharmaceuticals, Inc.

Reconciliation of Non-GAAP Net Loss

(in thousands)

	Three Months	Year
	ended December 31,	ended December 31,
	2013	2013
	(unaudited)

Net loss - GAAP	$(22,406)	$(92,273)

Changes in fair value of derivative liabilities	(662)	(13,354)
Loss on extinguishment of debt	(8,388)	(9,550)

Adjusted Net Loss - non-GAAP	$(13,356)	$(69,369)